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CONSENT OF INDEPENDENT ACCOUNTANTS - Moore Stephens Frost, PLC

The Board of Directors
Cagle's, Inc. and Subsidiary:

We consent to the inclusion of our report dated May 8, 2002, with respect to the consolidated balance sheet of Cagle's, Inc. and Subsidiary as of March 30, 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report has been included in the Annual Report to Stockholders and incorporated by reference in the Form 10-K Annual Report of Cagle's, Inc. and Subsidiary.

/s/ Moore Stephens Frost, PLC
Moore Stephens Frost, PLC
Little Rock, Arkansas
June 27, 2002

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LETTER REGARDING REQUEST FROM INDEPENDENT ACCOUNTANTS - ARTHUR ANDERSEN LLP

We have received your request regarding our consent for inclusion of our reports on the March 31,2001 and April 1, 2000 financial statements of Cagle's, Inc. dated May 9, 2001 and May 11, 2000, respectively, In your annual report on Form 10-k. Please be advised that our firm has been informed by the SEC staff that the SEC will not accept consents issued by Andersen after the engagement team leaders have left the firm. As a result, we will not be able to issue the requested consent. However, the SEC has provided relief for registrant's use in these circumstances. Please refer to the SEC's March 2002 release "Requirements for Arthur Andersen LLP Auditing Clients" (Release #33-8070).

We regret any inconvenience that this causes you or the company. Thank you for your understanding.

ARTHUR ANDERSEN LLP
/S/ John G. Sample Jr.
John G. Sample Jr.
Atlanta, Georgia
June 20, 2002

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